UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 24, 2008
Cliffs Natural Resources Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1100 Superior Avenue, 15th Floor, Cleveland, Ohio	44114-2544

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 216-694-5700
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On October 24, 2008, Cliffs Natural Resources Inc. (the “Company”) entered in to an unsecured Term Loan Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, The Royal Bank of Scotland PLC, Citibank N.A., The Bank of Nova Scotia and Commonwealth Bank of Australia, as Documentation Agents and 19 other financial institutions (collectively, the “Lenders”), led by J.P. Morgan Securities Inc., as Sole Lead Arranger and Sole Bookrunner, and Bank of America Securities LLC, The Royal Bank of Scotland PLC, Citigroup Global Markets Inc., The Bank of Nova Scotia and Commonwealth Bank of Australia, as Co-Arrangers. The Credit Agreement provides for a $1.484 billion term credit facility, with scheduled quarterly payments to be paid over the five-year term of the Credit Agreement. Borrowings under the Credit Agreement would bear interest at either (1) a range from LIBOR plus 1.75 percent to LIBOR plus 3.25 percent, based on the Company’s corporate credit ratings from Moody’s Investor Service, Inc. and Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. or (2) a range from the prime rate plus 0.75 percent to the prime rate plus 2.25 percent, based on the same corporate credit ratings. Proceeds from the Credit Agreement will be used to finance the acquisition of Alpha Natural Resources, Inc. and the fees and expenses associated therewith.
The effectiveness of Credit Agreement is subject to a number of conditions precedent that have yet to occur, including the consummation of the acquisition of Alpha Natural Resources, Inc. in accordance with the terms of the definitive merger agreement among the Company, Alpha Merger Sub, Inc., and Alpha Natural Resources, Inc.
Certain of the Company’s material domestic subsidiaries have guaranteed the obligations of the Company under the Credit Agreement.
The Credit Agreement contains customary representations and warranties and affirmative and negative covenants including, among others, covenants regarding the maintenance of certain financial ratios, covenants relating to financial reporting, compliance with laws, transactions with affiliates, limitations on liens, limitations on mergers and sales of all or substantially all of the Company’s assets, limitations on accounting changes, limitations on incurrence of indebtedness, and limitations on changes in the nature of the Company’s business.
The Credit Agreement provides for customary events of default, including, among other things, the event of nonpayment of principal, interest, fees or other amounts, a representation or warranty proving to have been incorrect when made or confirmed, failure to perform or observe covenants within a specified period of time, a cross-default to other Company indebtedness of a specified amount, the bankruptcy or insolvency of the Company, monetary judgment defaults of a specified amount, actual or asserted invalidity of any loan document, a change of control of the Company, and ERISA defaults resulting in liability of a specified amount. In the event of a default by the Company (beyond any applicable grace or cure period), the requisite number of Lenders (or the Administrative Agent at their request) may declare all amounts owing under the Credit Agreement immediately due and payable, terminate the Lenders’ commitments to make loans under the Credit Agreement and/or exercise any and all remedies and other rights under the Credit Agreement. For certain defaults related to insolvency and receivership, the commitments of the Lenders will be automatically terminated and all outstanding loans and other amounts will become immediately due and payable.
Certain of the Lenders and other parties under the Credit Agreement are lenders, agents and parties under the $800 Million Multicurrency Credit Agreement, dated August 17, 2007, and they and their respective affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses.
The Credit Agreement is filed under Item 9.01 of this Form 8-K as Exhibit 4(a). The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
4(a) Term Loan Agreement, dated as of October 24, 2008, by and among Cliffs Natural Resources Inc., JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, The Royal Bank of Scotland PLC, Citibank N.A., The Bank of Nova Scotia and Commonwealth Bank of Australia, as Documentation Agents and the other financial institutions party thereto as lenders

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cliffs Natural Resources Inc.
October 30, 2008	By:	George W. Hawk, Jr.
		Name:	George W. Hawk, Jr.
		Title:	General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

4.(a)	Term Loan Agreement, dated as of October 24, 2008, by and among Cliffs Natural Resources Inc., JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, The Royal Bank of Scotland PLC, Citibank N.A., The Bank of Nova Scotia and Commonwealth Bank of Australia, as Documentation Agents and the other financial institutions party thereto as lenders